Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Pop Culture Group Co., Ltd

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-266130) of Pop Culture Group Co., Ltd of our report dated October 28, 2022 relating to the audit of the consolidated balance sheets of Pop Culture Group Co., Ltd and its subsidiaries and variable interest entity as of June 30, 2022 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the fiscal year ended June 30, 2022, and the related notes, which appears in this Form 20-F.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
October 28, 2022	Certified Public Accountants
PCAOB ID: 1171